Exhibit 99.1
Post Holdings to Acquire Organic and Natural Cereal, Granola and Snacks Business of Hearthside Food Solutions

St. Louis, Missouri - May 9, 2013 - Post Holdings, Inc. (NYSE:POST), a leading manufacturer, marketer and distributor of branded ready to eat cereals, today announced it has signed a definitive agreement to acquire the branded and private label cereal, granola and snacks business of Hearthside Food Solutions, a portfolio company of Wind Point Partners.
Post will acquire assets from Hearthside comprising the Golden Temple, Peace Cereal, Sweet Home Farm and Willamette Valley Granola Company brands, as well as its private label granola business. Both the private label and the acquired brands are sold predominantly through the natural and health channels. Post plans to combine the acquired business with its Attune Foods business, a branded ready to eat cereal business Post acquired in December 2012. The expanded Attune Foods will continue to be managed independently and will report to Terence E. Block, President and Chief Operating Officer of Post Holdings, Inc.
The acquisition includes a 135,000 square foot manufacturing facility, capable of producing a variety of product and package formats, and a 30,000 square foot finished goods warehouse. Both facilities will be leased by Post and are located in Eugene, Oregon, where the business will continue to be based. In addition to its Eugene presence, the newly combined Attune business will have offices in Phoenix, Arizona and San Francisco, California.
“This transaction expands Post's participation in the high-growth segments of the cereal category, and we are excited about the expanded footprint it provides us,” said Bill Stiritz, Post Chairman and Chief Executive Officer. “This acquisition will provide us with expanded presence with new retail partners and will be accretive to both top-line growth and earnings,” Mr. Stiritz continued. Terms of the deal call for $158 million in cash to be paid at the time of closing. The Company anticipates completing the all cash transaction by June 2013, subject to certain limited closing conditions including the expiration of waiting periods required under antitrust laws and the receipt of necessary third party consents.
On a full year basis, the transaction is expected to contribute approximately $70 million to net sales and approximately $17-19 million to EBITDA, inclusive of expected annualized synergies.  The transaction is structured as an asset purchase with Post benefiting from the “step-up” in the tax basis of the acquired assets and the resulting tax deduction.  Management estimates the cash tax benefit of the step-up to have a net present value of approximately $25-30 million.
Conference Call
The Company will host a conference call on Monday, May 13, 2013 at 4:30 p.m. Eastern Time. During the call, Terence E. Block, President and Chief Operating Officer, and Robert V. Vitale, Chief Financial Officer, will discuss the results for the second quarter of 2013, fiscal 2013 guidance and the acquisition.
The call will be broadcast over the Internet and can be accessed by visiting the investor relations section of the Company's website at www.postfoods.com. Participants may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number for all participants is 50087042.
For those unable to participate during the live call and webcast, a replay will be available on the Company's website until May 27, 2013.
Forward-Looking Statements
Certain matters discussed in this news release are forward-looking statements, including the expected timing of the acquisition, the anticipated tax effects, expected synergies and the expected financial impact of the acquisition. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and include statements regarding expectations as to the completion of the transaction and Post's general business outlook. Potential risks and uncertainties include risks related to, among other things, obtaining regulatory approval of or non-objection to the acquisition; the potential impact on the business due to uncertainty about the acquisition; the retention of Hearthside employees and the ability of Post to successfully integrate operations; uncertainties as to the timing of the transaction; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, other business partners or governmental entities for both parties; other business transaction costs; actual or contingent liabilities of the acquired business; the inability to predict the future success or market acceptance of the acquired business; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
Use of Forward-Looking Non-GAAP Measures
Post has presented in this release certain forward-looking statements about its future financial performance that include EBITDA. EBITDA is a non-GAAP measure which represents net earnings excluding income taxes, net interest expense, net other nonoperating income/expense, depreciation and amortization. The Company believes that EBITDA is useful to an investor in evaluating the Company's operating performance and liquidity because (i) it is widely used to measure a company's operating performance without regard to items which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company's capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company's ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company's financing documents.
Post has not provided a reconciliation of this forward-looking non-GAAP financial measure due to the difficulty in forecasting and quantifying the amount of the items excluded from EBITDA that will be included in net earnings, the comparable GAAP financial measure.
About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC. Post has enriched the lives of consumers, bringing quality foods to the breakfast table since the company's founding in 1895. Post's products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Those products are manufactured at four facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Post's portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®.  With the acquisition of Attune Foods, Post's portfolio of brands now also includes Attune®, Uncle Sam® and Erewhon®. Post is dedicated to health and wellness, offering consumers a variety of cereal choices to meet their nutritional needs from whole grain and fiber to lower sugar offerings. For more information, visit www.postfoods.com.

Contact:
Robert Vitale, Chief Financial Officer
(314) 644-7601

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